EXHIBIT 10(j)

FORM OF EXECUTIVE EMPLOYMENT AGREEMENT

             THIS AGREEMENT is made and entered into on this 5th day of March, 2001, but effective as of the __ day of _______, 2001 (the "Effective Date"), by and between G&K SERVICES, INC., a Minnesota corporation with its principal business office in the State of Minnesota (hereinafter "Employer"); and ________________,a Minnesota resident now employed at Employer's Corporate Office in Minnetonka, Minnesota (hereinafter "Executive").

INTRODUCTION

             A.         Employment and Protection of Employer.  Since before the Effective Date, Executive has been and is presently employed by Employer in the capacity of ______________reporting to Employer's __________________).  Employer desires to retain Executive as an employee and obtain Executive's promises not to harm Employer (as set forth in Article 7).  Article 7 of this Agreement includes a description of Employer's "Confidential Information."  In Executive’s position with Employer, Executive has access to and control over certain of Employer’s Confidential Information, which Employer has developed at great expense, time and effort.  As a result, disclosure of any such Confidential Information to a competitor would cause irreparable harm to Employer, and Employer is not willing to offer Executive the new and additional benefits set forth in this Agreement unless Executive signs this Agreement to provide Employer with reasonable protection for its Confidential Information, and to protect Employer in other ways set forth in Article 7.

             B.         New Benefits.  For those purposes, Employer is willing to grant to Executive, as of the Effective Date, new benefits to which Executive is not otherwise entitled, consisting of: (1) certain new restricted shares of Employer Stock (as described in Article 4), pursuant to the Restricted Stock Agreement attached hereto as Exhibit A and the Employer's 1998 Stock Option and Compensation Plan; and (2)  the right to receive certain severance compensation and outplacement benefits (as described in Articles 5 and 6), if Executive's employment with Employer terminates under certain circumstances described therein, including without limitation in connection with a Change in Control (as defined in Article 6).

             C.         Other Intentions.  Executive desires to accept Employer's offer of the new and additional benefits set forth in this Agreement, to which Executive is not otherwise entitled; and to continue his salary, incentive compensation and other benefits and perquisites at levels that reflect Executive's past contributions and anticipated future contributions to Employer.

             Executive agrees, as a condition of Employer's offer of  the new and additional benefits set forth in this Agreement, to sign this Agreement in order that Employer may have reasonable protections against the disclosure of its Confidential Information and other conduct of Executive prohibited by Article 7 of this Agreement.

AGREEMENT

             NOW, THEREFORE, in consideration of the facts recited above, which are a part of this Agreement, and the parties' mutual promises contained in this Agreement, Employer and Executive agree as follows:

ARTICLE 1
DEFINITIONS

             Capitalized terms used generally in  this Agreement shall have their defined meaning throughout the Agreement.  The following terms shall have the meanings set forth below; unless the context clearly requires otherwise.

             1.1         "Agreement" means this Agreement, as it may be amended from time to time.

             1.2         "Base Salary" means the total annual cash compensation payable to Executive on a regular periodic basis under Section 3.1, without regard to any voluntary salary deferrals or reductions to fund employee benefits.

             1.3         "Board" means the Board of Directors of Employer.

             1.4         "Cause" has the meaning set forth in Section 5.2.

             1.5         "Date of Termination" has the meaning set forth in Section 5.6(b).

             1.6         "Disability" means the unwillingness or inability of Executive to perform the essential functions of Executive's position (with or without reasonable accommodation) under this Agreement for a period of ninety (90) days (consecutive or otherwise) within any period of six (6) consecutive months because of Executive's incapacity due to physical or mental illness, bodily injury or disease, if within ten (10) days after a Notice of Termination is thereafter given by Employer, Executive shall not have returned to the full-time performance of the Executive's duties; provided, however, that if Executive (or Executive's legal representative, if applicable) does not agree with a determination to terminate Executive's employment hereunder because of Disability, the question of Executive's Disability shall be subject to the certification of a qualified medical doctor mutually agreed to by Employer and Executive (or, in the event of the Executive's incapacity to designate a doctor, the Executive's legal representative).  In the absence of such agreement, each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to Dis-ability.  The decision of the designated physician shall be binding upon the parties hereto.

             1.7         "Employer" means all of the following, jointly and severally: (a)  G&K Services, Inc., (b) any Subsidiary thereof and (c) any Successor thereto.

             1.8         "Executive" means the individual named in the first paragraph of this Agreement.

             1.9         "Notice of Termination" has the meaning set forth in Section 5.6(a).

             1.10         "Plan" means any bonus or incentive compensation agreement, plan, program, policy or arrangement sponsored, maintained or contributed to by Employer; to which Employer is a party or under which employees of Employer are covered, including, without limitation, (a) any stock option, restricted stock or any other equity-based compensation plan; (b) any annual or long-term incentive (bonus) plan; (c) any employee benefit plan, such as a thrift, pension, profit sharing, deferred compensation, medical, dental, disability income, accident, life insurance, automobile allowance, perquisite, fringe benefit, vacation, sick or parental leave, severance or relocation plan or policy and (d) any other agreement, plan, program, policy or arrangement intended to benefit employees or executive officers of Employer.

             1.11         "Subsidiary" means any corporation or other business entity that is controlled by Employer.

             1.12         "Successor" has the meaning set forth in Section 8.2(a).

ARTICLE 2
EMPLOYMENT AND DUTIES

             2.1         Employment.  Upon the terms and conditions set forth in this Agreement, Employer hereby employs Executive for an indefinite term, and Executive accepts such employment as ________________ (reporting to Employer's _____________________).  This Agreement and Executive's employment by Employer may be terminated at any time pursuant to Article 5.

             2.2         Duties.  While Executive is employed hereunder, and excluding any periods of vacation, sick, Disability or other leave to which Executive is entitled, Executive agrees to devote substantially all of Executive's attention and time during normal business hours to the business and affairs of Employer and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder and under Employer's bylaws as amended from time to time, to use Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities.

             Executive shall comply with Employer's policies and procedures; provided, however, that to the extent such policies and procedures are inconsistent with this Agreement, the provisions of this Agreement shall control.

ARTICLE 3
COMPENSATION AND BENEFITS

             3.1         Base Salary.  Commencing as of the Effective Date, Employer shall pay Executive a Base Salary at an annual rate that is not less than  ________________, or such higher or lower annual rate as may from time to time be approved by the Board.  Such Base Salary to be paid in substantially equal regular periodic payments in accordance with Employer's regular payroll practices.  If Executive's Base Salary is increased or decreased at any time during Executive's employment by Employer, the changed amount shall become the Base Salary under this Agreement, subject to any subsequent increases or decreases.

             3.2         Other Compensation and Benefits.  While Executive is employed by Employer under this Agreement:

             (a)         Executive shall be permitted to participate in all Plans for which Executive is or becomes eligible under their respective terms.

             (b)         Employer may, in its sole discretion, amend or terminate any Plan that  provides benefits generally to its employees or its executive officers.

             (c)         Executive shall also be entitled to participate in or receive benefits under any Plan made available by Employer in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such Plans and the preceding provisions of this Section 3.2.

             3.3         Limitation on Right to Deferred Compensation.  The rights of Executive, or Executive's beneficiaries or estate, to any deferred compensation under this Agreement shall be solely those of an unsecured creditor of Employer.  Neither Executive nor any of Executive's beneficiaries or estate shall be entitled to assign or transfer (except to Employer) any right to receive any part of any deferred compensation amounts hereunder and, in the event of any attempt to assign or transfer any of such amounts, Employer shall have no further liability hereunder for such amounts.

ARTICLE 4
RESTRICTED STOCK GRANT

             4.1         Restricted Stock Agreement.  As of the Effective Date, Employer hereby grants Executive the right to purchase Employer Stock (as defined below) in the amount, at the price and on the terms set forth in the Restricted Stock Agreement attached hereto as Exhibit A.

             4.2         Employer Stock.  "Employer Stock" means the voting common stock of Employer described in the Restricted Stock Agreement attached hereto as Exhibit A.

ARTICLE 5
TERMINATION

             5.1         Termination.  This Article 5 sets forth the terms for termination of Executive's employment under this Agreement, subject to the respective continuing rights and obligations of the parties under this Agreement.  In general, this Agreement and Executive's employment with the Employer may be terminated by either Employer or Executive at will upon thirty (30) days notice, for any reason or no reason, or any time by mutual written agreement of the parties.  This Agreement and Executive's employment under this Agreement shall terminate in the event of Executive's death or  Disability, as of the applicable Date of Termination.

             In any such case, this Agreement shall terminate as of the applicable Date of Termination, except for the rights and obligations of the parties under this Agreement that survive beyond Executive's termination of employment.

             5.2         Termination by Employer for Cause.  Employer may terminate this Agreement at any time for Cause, with or without advance notice (except as otherwise provided in this Section 5.2). For purposes of this Agreement, "Cause" means any of the following, with respect to Executive's position of employment with Employer:

             (a)         Executive’s failure or refusal to perform the duties and responsibilities set forth in Section 2.2, if such failure or refusal is not due to Disability and is not cured within five (5) days after written notice of such failure or refusal is received by Executive from Employer;

             (b)         any drunkenness or use of drugs that interferes with the performance of Executive’s obligations under this Agreement; and continues for more than five (5) days after a written notice to Executive; provided, however, that Employer shall have the right to prevent Executive from performing any duties hereunder and from entering the premises of Employer during any such period;

             (c)         Executive’s indictment for or conviction of (including entering a guilty plea or plea of no contest to) a felony or any crime involving moral turpitude, fraud, dishonesty or theft;

             (d)         any material dishonesty of Executive involving or affecting Employer;

             (e)         any gross negligence or other willful or intentional act or omission of Executive having the effect or reasonably likely to have the effect of injuring the reputation, business or business relationships of Employer in a material way;

             (f)         any willful or intentional breach by Executive of a fiduciary duty to Employer;

             (g)         Executive’s material nonconformance with Employer's standard business practices and policies, including, without limitation, policies against racial or sexual discrimination or harassment; and

             (h)         any material breach (not covered by any of the above clauses (a) through (g)) of any material term, provision or condition of this Agreement, if such breach is not cured (to the extent curable) within five (5) days after written notice thereof is received by Executive from Employer.

             For purposes of this Section 5.2, no act, or failure to act, on Executive's part shall be considered "dishonest," "willful" or "intentional" unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive's action or omission was in or not opposed to, the best interest of Employer.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Employer shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Employer.  Furthermore, the term "Cause" shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if Executive has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to the position.

             5.3         Termination by Executive for Good Reason.  After a Change in Control (as defined in Article 6), Executive may voluntarily resign from employment under this Agreement for Good Reason in accordance with the applicable provisions of Article 6.

             5.4         Notice of Termination and Date of Termination.

             (a)         For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provisions in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination.  Any termination by Employer or by Executive pursuant to this Agreement (other than Executive's death or a termination by mutual agreement) shall be communicated by written Notice of Termination to the other party hereto.

             (b)         For purposes of this Agreement, "Date of Termination" shall mean: (i) if Executive's employment is terminated due to death, the date of Executive's death; (ii) if Executive's employment is terminated for Disability, thirty (30) calendar days after the Notice of Termination is given; (iii) if Executive's employment is terminated by Employer for Cause or by Executive for Good Reason (as provided in Article 6), the date specified in the Notice of Termination; (iv) if Executive's employment is terminated by mutual agreement of the parties, the termination date specified in such agreement; or (v) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination, which in such event shall be a date no earlier than thirty (30) calendar days after the date on which the Notice of Termination is given, unless an earlier date has been expressly agreed to by Executive in writing either before or after receiving  such Notice of Termination.

             5.5         Compensation During Disability and upon Termination.

             (a)         During any period in which Executive fails to perform Executive's duties hereunder as a result of Executive's incapacity due to physical or mental illness included in the definition of Disability, Executive shall continue to receive all Base Salary and other compensation and benefits to which Executive is otherwise entitled under this Agreement and any Plan through Executive's Date of Termination.

             (b)         Except as otherwise provided in Article 6 or a mutual agreement of the parties, if Executive's employment under this Agreement is terminated (i) by Executive's death, (ii) voluntarily by Executive, (iii) by Employer without Cause, or (iv) by mutual agreement of the parties, then Employer shall pay Executive the Base Salary through the Date of Termination, plus any amounts to which the Executive is entitled under any Plan (in accordance with the terms of such Plan).  Employer shall also pay any retirement benefits to which Executive is or becomes entitled under any Plan, except to the extent any such benefits are forfeited under the terms of such Plan.

             (c)         Except in the case of a termination for Disability, if Employer terminates Executive's employment hereunder without Cause, and if Executive executes a written release in a form acceptable to Employer, then:

             (i)         Employer shall continue to pay any amounts due to Executive for Base Salary in accordance with Section 3.1, at the annual rate in effect thereunder immediately prior to the Date of Termination (less any severance pay amounts due Executive under any written Plan generally applicable to management employees of Employer), in the same manner as if Executive had remained continuously employed, for a period of eleven (11) months after the Date of Termination; provided, however, that if no such release has been executed by Executive, Employer shall nevertheless pay any severance pay that may be due under any such Plan in the absence of any such release; and

             (ii)         if Executive (or any individual eligible for group health Plan benefits through Executive) is eligible under the Plan or applicable law to continue participation in Employer's group health Plan during such eleven (11) month period, and does elect to continue such benefits, Employer shall continue to pay Employer's share of the cost of such benefits, as if Executive remained continuously employed with Employer throughout such eleven (11) month period, but only while Executive or such other individual continues to pay the balance of such cost.

             Executive shall not be required to mitigate Employer's payment obligations under this Article 5, by making any efforts to secure other employment for which Executive is reasonably qualified by education, experience or background; and Executive's commencement of employment with another employer shall not reduce the obligations of Employer pursuant to this Article 5.

ARTICLE 6
CHANGE IN CONTROL

             6.1         Definitions Relating to a Change in Control.  The following terms shall have the meanings set forth below; unless the context clearly requires otherwise:

             (a)         "1934 Act" shall mean the Securities Exchange Act of 1934, as amended (or any successor provision), and the regulations promulgated thereunder.

             (b)         "Beneficial Ownership" by a person or group of persons shall be determined in accordance with Regulation 13D (or any similar successor regulation) promulgated by the Securities and Exchange Commission pursuant to the 1934 Act.  Beneficial Ownership of an equity security may be established by any reasonable method, but shall be presumed conclusively as to any person who files a Schedule 13D report with the Securities and Exchange Commission reporting such ownership.

             (c)         "Change of Control" means the occurrence of any of the following events:

             (i)         any person or group of persons attains Beneficial Ownership (as defined below) of 30% or more of any equity security of Employer entitled to vote for the election of directors;

             (ii)         a majority of the members of the Board is replaced within the period of less than two years by directors not nominated and approved by the Board; or

             (iii)         the stockholders of Employer approve an agreement to merge or consolidate with or into another corporation, or an agreement to sell or otherwise dispose of all or substantially all of Employer's assets (including a plan of liquidation).

             (iv)         "Continuing Directors" are (i) directors who were in office prior to the time any events described in paragraphs (c)(i), (a)(ii) or (a)(iii) of this Section 6.1 occurred, or any person publicly announced an intention to acquire 20% or more of any equity security of Employer; (ii) directors in office for a period of more than two years; and (iii) directors nominated and approved by the Continuing Directors.

             (d)         "Change in Control Termination" shall mean that a Change in Control of Employer has occurred, and either of the following events also occurs within one (1) year after such Change in Control: (i) Employer terminates the Executive's employment or this Agreement for any reason other than for Cause, Executive's death or Executive's Disability; or (ii) Executive terminates Executive's employment for Good Reason.

             (e)         "Good Reason" shall mean, with respect to a voluntary termination of employment by Executive after a Change in Control, any of the following:

             (i)         an adverse involuntary change in Executive's status or position as an executive officer of Employer, including, without limitation, (A) any adverse change in Executive's status or position as a result of a material diminution in Executive's duties, responsibilities or authority as of the day before the Change in Control; (B) the assignment to Executive of any duties or responsibilities that, in Executive's reasonable judgment, are significantly inconsistent with Executive's status or position; or (C) any removal of Executive from, or any failure to reappoint or reelect Executive to, such position (except in connection with a termination of Executive's employment for Cause in accordance with Article 5, or as a result of Executive's Disability or death);

             (ii)         a reduction by Employer in Executive's Base Salary as in effect the day before the Change in Control;

             (iii)         the taking of any action by Employer that would materially and adversely affect the physical conditions existing, as of the day before the Change in Control, under which Executive performs employment duties for Employer;

             (iv)         Employer's requiring Executive to be based anywhere other than where Executive's office is located as of the day before the Change in Control, except for required travel on Employer's business to an extent substantially consistent with business travel obligations that Executive undertook on behalf of Employer as of the day before the Change in Control;

             (v)         any failure by Employer to obtain from any Successor an assumption of this Agreement as contemplated by Section 8.2; or

             (vi)         any purported termination by Employer of this Agreement or the employment of the Executive at any time after a Change in Control, that is not expressly authorized by this Agreement; or any breach of this Agreement by Employer at any time after a Change in Control, other than an isolated, insubstantial and inadvertent failure that does not occur in bad faith and is remedied by Employer within a reasonable period after Employer's receipt of notice thereof from Executive.

             6.2         Benefits Upon a Change in Control Termination.  If a Change in Control Termination occurs with respect to Executive, Executive shall be entitled to the following benefits; provided, however, that to the extent Executive has already received the same type of benefits under Article 5 as a result of Executive's Change in Control Termination, Executive's benefits under this Section 6.2 shall be offset by such other benefits, to the extent necessary to prevent duplication of benefits hereunder:

             (a)         all of the payments and benefits that Executive would have been entitled to receive if the Change in Control Termination were described in Section 5.5(c); and

             (b)         for a period of not less than six (6) months following Executive's Date of Termination, Employer will reimburse Executive for all reasonable expenses incurred by Executive (excluding any arrangement by which Executive prepays expenses for a period of greater than thirty (30) days) in seeking employment with another employer, including the fees of a reputable out placement organization selected by Employer, but not to exceed $12,000.00 in the aggregate;

             Executive shall not be required to mitigate Employer's payment obligations under this Article 6 by making any efforts to secure other employment for which Executive is reasonably qualified by education, experience or background; and Executive's commencement of employment with another employer shall not reduce the obligations of Employer pursuant to this Article 6.

ARTICLE 7
PROTECTION OF EMPLOYER

             7.1         Confidential Information.  For purposes of this Article 7, "Confidential Information" means information that is proprietary to Employer or proprietary to others and entrusted to Employer; whether or not such information includes trade secrets.  Confidential Information includes, but is not limited to, information relating to Employer's business plans and to its business as conducted or anticipated to be conducted, and to its past or current or anticipated products and services.  Confidential Information also includes, without limitation, information concerning Employer's customer lists or routes, pricing, purchasing, inventory, business methods, training manuals or other materials developed for Employer's employee training, employee compensation, research, development, accounting, marketing and selling.  All information that Executive has a reasonable basis to consider as confidential shall be Confidential Information, whether or not originated by Executive and without regard to the manner in which Executive obtains access to this and any other proprietary information of Employer.

             Executive shall not, during or after the termination of Executive's employment under this Agreement, (a) directly or indirectly use for Executive's own benefit; or (b) disclose any Confidential Information to, or otherwise permit access to Confidential Information by, any person or entity not employed by Employer or not authorized by Employer to receive such Confidential Information, without the prior written consent of Employer.  Executive will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information.  Furthermore, except in the usual course of Executive's duties for Employer, Executive shall not at any time remove any Confidential Information from the offices of Employer, record or copy any Confidential Information or use for Executive's own benefit or disclose to any person or entity directly or indirectly competing with Employer any information, data or materials obtained from the files or customers of Employer, whether or not such information, data or materials are Confidential Information.

             Upon any termination of Executive's employment, Executive shall collect and return to Employer (or its authorized representative) all original copies and all other copies of any Confidential Information acquired by Executive while employed by Employer.

             The obligations contained in this Section 7.1 will survive for as long  as Employer in its sole judgment considers the information to be Confidential Information.  The obligations under this Section 7.1 will not apply to any Confidential Information that is now or becomes generally available to the public through no fault of Executive or to Executive's disclosure of any Confidential Information required by law or judicial or administrative process.

             7.2         Non-Competition.  Executive agrees that, while employed by Employer and for a period of eighteen (18) months following the date of Executive's termination of employment for any reason, Executive shall not, directly or indirectly, alone or as an officer, director, shareholder, partner, member, employee or consultant of any other corporation or any partnership, limited liability company, firm or other business entity:

             (a)         engage in, have any ownership interest in, financial participation in, or become employed by, any business or commercial activity in competition (i) with any part of Employer's business, as conducted anywhere within the geographic area in which Employer has conducted its business within the three (3) years before such date, or (ii) with any part of Employer's contemplated business with respect to which Executive has Confidential Information governed by Section 7.1.  For purposes of this paragraph, "ownership interest" shall not include beneficial ownership of less than one percent (1%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ;

             (b)         call upon, solicit or attempt to take away any customers or accounts of Employer;

             (c)         solicit, induce or encourage any supplier of goods or services to Employer to cease its business relationship with Employer, or violate any term of any contract with Employer; or

             (d)         solicit, induce or encourage any other employee of Employer to cease employment with Employer, or otherwise violate any term of such employee's contract of employment with Employer.

             The restrictions set forth in this Section 7.2 shall survive any termination of this Agreement or other termination of Executive's employment with Employer, and shall remain effective and enforceable for such 18-month period; provided, however, that such period shall be automatically extended and shall remain in full force for an additional period equal to any period in which Executive is proven to have violated any such restriction.

             7.3         Protection of Reputation. Executive shall, both during and after the termination of Executive's employment under this Agreement, refrain from communicating to any person, including without limitation any employee of Employer, any statements or opinions that are negative in any way about Employer or any of its past, present or future officials.  In return, whenever Employer sends or receives any Notice of Termination of Executive's employment under this Agreement, Employer shall advise the members of its operating committee and executive committee (or any successors to such committees), to refrain from negative communications about Executive to third parties.

             7.4         Remedies.  The parties declare and agree that it is impossible to accurately measure in money the damages that will accrue to Employer by reason of Executive's  failure to perform any of Executive's obligations under this Article 7; and that any such breach will result in irreparable harm to Employer, for which any remedy at law would be inadequate.  Therefore, if Employer institutes any action or proceeding to enforce the provisions of this Article 7, Executive hereby waives the claim or defense that such party has an adequate remedy at law, Executive shall not assert in any such action or proceeding the claim or defense that such party has an adequate remedy at law, and Employer shall be entitled, in addition to all other remedies or damages at law or in equity, to temporary and permanent injunctions and orders to restrain any violations of this Article 7 by Executive and all persons or entities acting for or with Executive.

ARTICLE 8
GENERAL PROVISIONS

             8.1         Successors and Assigns; Beneficiary.

             (a)         For purposes of this Agreement, "Successor" shall mean any corporation, individual, group, association, partnership, limited liability company, firm, venture or other entity or person that, subsequent to the Effective Date, succeeds to the actual or practical ability to control (either immediately or with the passage of time), or substantially all of Employer and/or Employer's business and/or assets, directly or indirectly, by merger, consolidation, recapitalization, purchase, liquidation, redemption, assignment, similar corporate transaction, operation of law or otherwise.

             (b)         This Agreement shall be binding upon and inure to the benefit of any Successor of Employer and each Subsidiary, and any such Successor shall absolutely and unconditionally assume all of Employer's and any Subsidiary's obligations hereunder.  Upon Executive's written request, Employer shall seek to have any Successor, by agreement in form and substance satisfactory to Executive, assent to the fulfillment by Employer of their obligations under this Agreement.  Failure to obtain such assent prior to the time a person or entity becomes a Successor (or where Employer does not have advance notice that a person or, entity may become a Successor, within one (1) business day after having notice that such person or entity may become or has become a Successor) shall constitute Good Reason for termination of employment by Executive pursuant to Article 6.

             (c)         This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and any assignees permitted hereunder.  If Executive dies while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's Beneficiary.  Executive may not assign this Agreement, in whole or in any part, without the prior written consent of Employer.

             (d)         For purposes of this Section 8.2, "Beneficiary" means the person or persons designated by Executive (in writing to Employer) to receive benefits payable after Executive's death pursuant to Section 8(c).  In the absence of any such designation or in the event that all of the persons so designated predecease Executive, Beneficiary means the executor, administrator or personal representative of Executive's estate.

             8.2         Litigation ExpenseLitigation Expense.  If any party is made or shall become a party to any litigation (including arbitration) commenced by or against the other party involving the enforcement of any of the rights or remedies of such party, or arising on account of a default of the other party in its performance of any of the other party’s obligations hereunder, then the prevailing party in such litigation shall receive from the other party all costs incurred by the prevailing party in such litigation, plus reasonable attorneys' fees to be fixed by the court or arbitrator (as applicable), with interest thereon from the date of judgment or arbitrator's decision at the rate of eight percent (8%) or, if less, the maximum rate permitted by law.

             8.3         No Offsets.  In no event shall any amount payable to Executive pursuant to this Agreement be reduced for purposes of offsetting, either directly or indirectly, any indebtedness or liability of Executive to Employer.

             8.4         Notices.  All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be personally delivered or mailed postage prepaid, registered or certified U. S. mail, to any party as its address set forth on the last page of this Agreement. Either party may, by notice hereunder, designate a changed address. Any notice hereunder shall be deemed effectively given and received: (a) if personally delivered, upon delivery; or (b) if mailed, on the registered date or the date stamped on the certified mail receipt.

             8.5         Captions.  The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.  When used herein, the terms "Article" and  "Section" mean an Article or Section of this Agreement, except as otherwise stated.

             8.6         Governing Law.  The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the State of Minnesota (without regard to the conflict of laws rules or statutes of any jurisdiction), and any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

             8.7         Construction.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

             8.8         Waiver.   No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law

             8.9         Modification.  This Agreement may not be modified or amended except by written instrument signed by the parties hereto.

             8.10         Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon.  This Agreement replaces in full all prior employment agreements or understandings of the parties hereto, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.

             8.11         Survival.  The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend (a) beyond the termination of Executive's employment hereunder (including without limitation provisions relating to severance compensation and effects of a Change in Control); or (b) beyond the termination of this Agreement, including, without limitation Article 7 (relating to confidential information, non-competition and non-solicitation), shall continue in full force and effect notwithstanding Executive's termination of employment hereunder or the termination of this Agreement, respectively.

             8.12         Voluntary Agreement.  Executive has entered into this Agreement voluntarily, after having the opportunity to consult with an advisor chosen freely by Executive.

             IN WITNESS WHEREOF, the parties hereto have caused this Executive Employment Agreement to be duly executed and delivered on the day and year first above written, but effective retroactively as of the Effective Date.

EMPLOYER:	G&K SERVICES, INC.

By /s/ Thomas Moberly

Thomas R. Moberly Its Chief Executive Officer

EXECUTIVE:
Printed Name:

Executive's Address: